Exhibit 99.1

30775 Bainbridge Road, Suite 280 Solon, OH 44139 U.S.A. Tel: (440) 248-4200 Fax: (440) 249-4240

Press Release	FOR IMMEDIATE RELEASE
BPI Receives Letter from American Stock Exchange
CLEVELAND—October 9, 2007—BPI Energy Holdings, Inc. (Amex: BPG), today announced that it received a letter from the American Stock Exchange dated October 3, 2007 advising BPI that it currently does not satisfy the provisions of Rule 121(B)(2)(a) of the American Stock Exchange Company Guide. This rule requires BPI to have at least three independent members on its Audit Committee. BPI currently has only two members on its Audit Committee as a result of a director resignation on September 13, 2007. The American Stock Exchange granted BPI until January 3, 2008 to correct the noncompliance. BPI has commenced a search for a qualified individual to fill the Audit Committee vacancy and expects to fill the vacancy within a reasonable time.
About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin at approximately 500,000 acres.
News releases and other information on the company are available on the Internet at:
http://www.bpi-energy.com
Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from our expectations, include, but are not limited to: (a) our inability to generate sufficient income or obtain sufficient financing to fund our operations or drilling plan through July 31, 2008, or thereafter; (b)

our inability to retain our acreage rights at our projects, at the expiration of our lease agreements, due to insufficient CBM production, or for other reasons; (c) our failure to accurately forecast CBM production; (d) displacement of our CBM operations by coal-mining operations, which have superior rights in most of our acreage; (e) our failure to accurately forecast the number of wells that we can drill; (f) a decline in the prices that we receive for our CBM production; (g) our failure to accurately forecast operating and capital expenditures and capital needs due to rising costs or different drilling or production conditions in the field; (h) our inability to attract or retain qualified personnel with the requisite CBM or other experience; and (i) unexpected economic and market conditions, in the general economy or the market for natural gas. We caution readers not to place undue reliance on these forward-looking statements.
CONTACTS:
Matthew J. Dennis, CFA
Sr. Managing Director
Clear Perspective Group, LLC
(440) 363-7093
ir@bpi-energy.com

James V. Constas
Director
EnerCom, Inc.
(303) 296-8834
jconstas@enercominc.com
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